EXHIBIT 5.1











                               May 8, 2000


National Information Consortium, Inc.
12 Corporate Woods
10975 Benson Street, Suite 390
Overland Park, Kansas 66210

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is expected to be filed by National Information Consortium, Inc. (the "Company") on or about May 10, 2000, with respect to the offer and sale of 189,197 shares of the Company's common stock, no par value ("Company Stock"), issuable under the 1999 Stock Option Plan of SDR Technologies, (the "Plan") as described in the Registration Statement.

     We have examined such records and documents and have made such investigations of law as we have deemed necessary under the circumstances. Based on that examination and investigation, it is our opinion that the shares of Company Stock referred to above will be, when sold in accordance with the Plan and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

     We consent to the use in the Registration Statement of our name and the statement with respect to our firm under the heading of "Interests of Named Experts and Counsel."


                              Sincerely yours,

                              ROTHGERBER JOHNSON & LYONS LLP

                              /s/ Rothgerber Johnson & Lyons LLP